EXHIBIT 99.1

TOR Minerals International Reports Second Quarter Financial Results

CORPUS CHRISTI, Texas, July 24, 2014 - TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the second quarter ended June 30, 2014. Highlights for the second quarter of 2014 as compared to the second quarter of 2013 include:

  2Q14 revenue increased 15 percent to $12.4 million
  2Q14 net income of $153,000 versus 2Q13 net income of $150,000
  2Q14 diluted earnings per share of $0.04 versus 2Q13 earnings per share of $0.04
  Book Value was $11.69 per share at 6/30/14
Revenue by Product Group (in 000's)	2Q14	2Q13	% Change
Specialty Aluminas	$6,227	$4,040	54%
Barium Sulfate and Other Products	2,567	2,328	10%
TiO2 Pigments	3,598	4,364	-18%
Total	$12,392	$10,732	15%

Net sales increased 15 percent during the second quarter of 2014, as sales growth in the Specialty alumina and Barium Sulfate products was somewhat offset by a decrease in TiO2 Pigment Sales. Specialty alumina sales, which include ALUPREM®, HALTEX® and OPTILOAD®, increased 54 percent over the prior year quarter, due primarily to strong sales growth of ALUPREM products to new and existing customers in Europe and in the U.S.  Barium Sulfate and Other product sales increased 10 percent, primarily due to increased volumes from new and existing BARTEX® customers in the U.S. and of BARYPREM to customers in Europe. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR), decreased 18 percent versus the prior year quarter, due to lower pricing and volumes.

During the second quarter of 2014, gross margin was 12.2 percent of sales, versus 16.0 percent during the same period last year. The decrease in gross margin was primarily related to low levels of plant utilization at the Malaysian SR plant.  In addition lower average selling prices and higher overall inventory costs contributed to the year-over-year decrease. Operating expenses decreased 18 percent to $1.2 million, primarily related to a decrease in staffing levels and research and development expenses.  Second quarter net income was $153,000, or $0.04 per diluted share, as compared to a net income of $150,000, or $0.04 per share, during the same period a year ago.

"Record quarterly sales in our Specialty Aluminas business was more than enough to offset the tough market conditions and lower utilization levels of our TiO2 business, allowing us to post overall revenue growth and maintain profitability," commented Dr. Olaf Karasch, Chief Executive Officer. "As expected our margins were negatively affected by low levels of utilization as we temporarily shut down our SR facility in Malaysia during the second quarter given current TiO2 market conditions."

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for the remainder of 2014 for this part of our business. Our TiO2 business is likely to continue to be negatively affected by softer demand trends and high inventory levels across the industry," said Dr. Karasch. "Our strategic focus will remain on growing our specialty alumina business and improving efficiency and cost containment across all segments of the business. We believe this strategy should allow us to generate positive cash flow and produce breakeven or better profitability during the ongoing downturn in the TiO2 cycle."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on July 24, 2014, to further discuss second quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13587132.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
NET SALES	$12,392	$10,732	$25,524	$22,159
Cost of sales	10,885	9,020	21,865	18,953
GROSS MARGIN	1,507	1,712	3,659	3,206
Technical services and research and development	54	171	100	324
Selling, general and administrative expenses	1,114	1,247	2,227	2,525
Loss on disposal of assets	-	-	-	10
OPERATING INCOME	339	294	1,332	347
OTHER INCOME (EXPENSE):
Interest expense, net	(95)	(99)	(190)	(183)
Gain (Loss) on foreign currency exchange rate	(57)	20	(61)	(67)
Other, net	-	-	5	12
Total Other Expense	(152)	(79)	(246)	(238)
INCOME BEFORE INCOME TAX	187	215	1,086	109
Income tax expense	34	65	226	34
NET INCOME	$153	$150	$860	$75

Earnings per common share:
Basic	$0.05	$0.05	$0.29	$0.03
Diluted	$0.04	$0.04	$0.25	$0.02
Weighted average common shares outstanding:
Basic	3,014	2,998	3,014	2,992
Diluted	3,402	3,404	3,407	3,196

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,825	$2,920
Trade accounts receivable, net	6,330	4,526
Inventories, net	18,071	20,753
Other current assets	1,310	596
Total current assets	29,536	28,795
PROPERTY, PLANT AND EQUIPMENT, net	23,141	23,799
OTHER ASSETS	23	23
Total Assets	$52,700	$52,617

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,117	$3,279
Accrued expenses	1,634	1,397
Notes payable under lines of credit	715	1,477
Export credit refinancing facility	3,478	3,866
Current deferred tax liability	17	66
Current maturities - capital leases	3	12
Current maturities of long-term debt - financial institutions	1,197	1,040
Total current liabilities	10,161	11,137
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,373	2,918
DEFERRED TAX LIABILITY	406	18
Total liabilities	12,940	14,073
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at June 30, 2014 and 3,012 shares issued and outstanding at December 31, 2013	3,767	3,765
Additional paid-in capital	29,444	29,365
Retained earnings	2,513	1,653
Accumulated other comprehensive income:
Cumulative translation adjustment	4,053	3,761
Total shareholders' equity	39,777	38,544
Total Liabilities and Shareholders' Equity	$52,717	$52,617

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$860	$75
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,701	1,533
Loss on disposal of assets	-	10
Share-based compensation	70	62
Deferred income tax expense (benefit)	319	(71)
Change in inventory reserve	(170)	(15)
Provision for bad debts	(7)	-
Changes in working capital:
Trade accounts receivables	(1,777)	(1,419)
Inventories	3,107	(3,478)
Other current assets	(713)	356
Accounts payable and accrued expenses	45	881
Net cash provided by (used in) operating activities	3,435	(2,066)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(901)	(2,580)
Proceeds from sales of property, plant and equipment	-	2
Net cash used in investing activities	(901)	(2,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments on) proceeds from lines of credit	(766)	1,337
Net (payments on) proceeds from export credit refinancing facility	(468)	1,492
Payments on capital leases	(9)	(24)
Proceeds from long-term bank debt	236	276
Payments on long-term bank debt	(663)	(503)
Proceeds from the issuance of common stock and exercise of common stock options	11	267
Net cash (used in) provided by financing activities	(1,659)	2,845
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	30	(109)
Net increase (decrease) in cash and cash equivalents	905	(1,908)
Cash and cash equivalents at beginning of period	2,920	2,799
Cash and cash equivalents at end of period	$3,825	$891

Supplemental cash flow disclosures:
Interest paid	$191	$157
Income taxes paid	$70	$240